SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13E-3

RULE 13E-3 TRANSACTION STATEMENT
UNDER SECTION 13(E) OF
THE SECURITIES EXCHANGE ACT OF 1934
Amendment No. 2

CNOVA N.V.
(Name of the Issuer)

Cnova N.V. Casino, Guichard-Perrachon S.A.	Via Varejo S.A Companhia Brasileira de Distribuição

(Names of Persons Filing Statement)

Ordinary shares, par value €0.05 per share
(Title of Class of Securities)

N20947102
(CUSIP Number of Class of Securities)

CNOVA N.V. WTC Schiphol Airport Tower D, 7th Floor Schiphol Boulevard 273 1118 BH Schiphol The Netherlands +31 20 795 06 71 Attn: General Counsel	c/o CASINO, GUICHARD- PERRACHON 1, Esplanade de France, BP 30642008 Saint-Etienne Cedex 2 – FRANCE +33 4 77 45 31 31 Attn: General Counsel	c/o VIA VAREJO S.A. Avenida Conde Francisco Matarazzo, 100 - 4th floor Zip Code: 09520-120 São Caetano do Sul - SP +55 11 4225 6000 Attn: General Counsel	c/o COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO Av. Brigadeiro Luís Antônio, 3235 Jardim Paulista CEP 01402-901 São Paulo SP Brasil +55 11 3886 0533 Attn: General Counsel

(Name, Address, and Telephone Numbers of Person Authorized to Receive Notices
and Communications on Behalf of the Persons Filing Statement)

With copies to

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000 Attn: Adam O. Emmerich	Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10170 (212) 450-4478 Attn: John Amorosi

This statement is filed in connection with (check the appropriate box):

a.	☐	The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.
b.	☐	The filing of a registration statement under the Securities Act of 1933.
c.	☐	A tender offer.
d.	☒	None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: ☐

Check the following box if the filing is a final amendment reporting the results of the transaction: ☐

Calculation of Filing Fee

Transaction valuation*	$508,151,690	Amount of filing fee	$51,170.88
*	Value of transaction computed pursuant to Exchange Act Rule 0-11: In accordance with Exchange Act Rule 0-11(c), the filing fee of $51,170.88 was determined by multiplying 0.0001007 by the aggregate value of the Ordinary shares of Cnova N.V. to be acquired in the Reorganization. The aggregate value was calculated as the product of 96,790,798 Ordinary shares to be acquired in the Reorganization multiplied by $5.25, the market value of the Ordinary shares, established by the average of the high and low prices reported by The NASDAQ Stock Market for August 18, 2016.
☒	Check the box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule, and the date of its filing.
Amount Previously Paid: $51,170.88	Filing Party: Cnova N.V.
Form or Registration No.: Schedule 13E-3	Date Filed: August 23, 2016

Introduction

This Amendment No. 2 to the Rule 13e-3 Transaction Statement (“Transaction Statement”) is being filed with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by (i) Cnova N.V. (“Cnova”); (ii) Casino, Guichard-Perrachon S.A. (“Casino”); (iii) Via Varejo S.A. (“Via Varejo”); and (iv) Companhia Brasileira de Distribuição (“CBD,” and together with each of (i) through (iii), the “Filing Persons”).

On August 8, 2016, Cnova, Cnova Brazil and Via Varejo entered into a Reorganization Agreement (the “Reorganization Agreement”), which provides for the reorganization of Cnova Comércio Electrônico S.A. (“Cnova Brazil”), Cnova’s Brazilian subsidiary, within Via Varejo (the “Reorganization”). In connection with the Reorganization, Casino executed a letter agreement pursuant to which Casino agreed to launch tender offers to purchase any and all outstanding ordinary shares of Cnova listed on NASDAQ and on Euronext Paris at a price of $5.50 per share (or, with respect to the tender offer for the shares listed on Euronext Paris, the equivalent in euros), subject only to completion of the Reorganization (the “Offers,” and, together with the Reorganization, the “Transactions”). Further, pursuant to a separate letter agreement, CBD agreed not to tender the Cnova shares it owns into Casino’s potential tender offers nor otherwise transfer its Cnova shares prior to the completion of the tender offers.

Included as Exhibit (a)(2) to this Transaction Statement is a supplemental information statement (the “Supplemental Information Statement”) to the Cnova Shareholders’ Circular, dated September 15, 2016, required to be provided to Cnova’s shareholders under Dutch Law and included as Exhibit (a)(1) to this Transaction Statement. All information contained in, or incorporated by reference into, this Transaction Statement concerning each Filing Person has been supplied by such Filing Person.

Item 1. Summary Term Sheet

Regulation M-A Item 1001

The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Summary Term Sheet”

Item 2. Subject Company Information

Regulation M-A Item 1002

(a) Name and address. Cnova’s name and the address and telephone number of its principal executive offices are:

Cnova N.V.
WTC Schiphol Airport
Tower D, 7th Floor
Schiphol Boulevard 273
1118 BH Schiphol
The Netherlands
Telephone: +31 20 795 06 71

(b) Securities. The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Important Information Regarding Cnova—Subject Securities”

(c) Trading market and price. The information set forth in the Supplemental Information Statement under the following caption is incorporated herein by reference:

“Important Information Regarding Cnova—Market Price of the Ordinary Shares and Dividend Information”

(d) Dividends. The information set forth in the Supplemental Information Statement under the following caption is incorporated herein by reference:

“Important Information Regarding Cnova—Market Price of the Ordinary Shares and Dividend Information”

(e) Prior public offerings. The information set forth in the Supplemental Information Statement under the following caption is incorporated herein by reference:

“Important Information Regarding Cnova—Prior Public Offerings”

(f) Prior stock purchases. The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Important Information Regarding the Filing Parties and Their Controlling Affiliates—Significant Transactions in Cnova Ordinary Shares During the Past Two Years—Purchases of Cnova Ordinary Shares by Euris S.A.S.”

Item 3. Identity and Background of Filing Person

Regulation M-A Item 1003

(a)-(c) The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Summary Term Sheet”

“Parties to the Transactions”

“Important Information Regarding Cnova”

“Important Information Regarding Casino”

“Important Information Regarding CBD”

“Important Information Regarding Via Varejo”

“Important Information Regarding the Filing Parties and Their Controlling Affiliates”

Item 4. Terms of the Transaction

Regulation M-A Item 1004

(a) Material terms. The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

(1)(i)-(ix)

“Summary Term Sheet”

“The Transactions—Overview of the Transactions—The Offers by Casino”

“The Transaction Agreements—The Casino-Cnova Undertakings Letter”

“The Transactions Agreements—The Casino and CBD Letters”

Exhibit (d)(2)—Undertakings Letter from Casino, Guichard-Perrachon to the Transaction Committee of Cnova N.V., dated August 8, 2016

Exhibit (d)(3)—Commitment Letter from Casino, Guichard-Perrachon to Companhia Brasileira de Distribuição, dated August 8, 2016

Exhibit (d)(4)—Letter Regarding commitment Not to Tender from Companhia Brasileira de Distribuição to Casino, Guichard-Perrachon, dated August 8, 2016

(1)(x)

“The Transactions—Different Terms”

(1)(xi)

“The Transactions—Anticipated Accounting Treatment of the Transactions”

(1)(xii)

“The Transactions—Material U.S. Federal Income Tax Consequences of the Transactions”

(2)(i) The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Summary Term Sheet”

“Special Factors—Background of the Transactions”

“The Transactions—Overview of the Transactions”

“The Transaction Agreements”

(2)(ii) The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Summary Term Sheet”

“The Transactions—Overview of the Transactions—The Cnova Brazil Reorganization”

“The Transactions—Overview of the Transactions—Implementation of the Reorganization”

(2)(iii) The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Summary Term Sheet”

“Special Factors—Background of the Transactions”

“Special Factors—Purposes and Reasons for the Transactions”

(2)(iv) The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Summary Term Sheet”

“The Transactions—Overview of the Transactions—The Cnova Brazil Reorganization”

“The Transactions—Overview of the Transactions—Implementation of the Reorganization”

Exhibit (a)(1)—Cnova Shareholders’ Circular—“EGM Proposals”

(2)(v) The information set forth in the Supplemental Information Statement under the following caption is incorporated herein by reference:

“Special Factors—Certain Effects of the Transactions”

(2)(vi) The information set forth in the Supplemental Information Statement under the following caption is incorporated herein by reference:

“The Transactions—Anticipated Accounting Treatment of the Transactions”

(2)(vii) The information set forth in the Supplemental Information Statement under the following caption is incorporated herein by reference:

“Special Factors—Material U.S. Federal Income Tax Consequences of the Transactions”

(c) Different terms. The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Summary Term Sheet”

“The Transactions—Different Terms”

“The Transactions—Overview of the Transactions”

(d) Appraisal rights. The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Summary Term Sheet”

“The Transactions—Appraisal Rights”

“Special Factors—Certain Effects of the Transactions”

(e) Provisions for unaffiliated security holders. The information set forth in the Supplemental Information Statement under the following caption is incorporated herein by reference:

“The Transactions—Provisions for Unaffiliated Cnova Shareholders”

(f) Eligibility for listing or trading. Not applicable.

Item 5. Past Contacts, Transactions, Negotiations and Agreements

Regulation M-A Item 1005

(a)(1)-(2) Transactions. The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Summary Term Sheet”

“Special Factors—Background of the Transactions”

“The Transactions—Overview of the Transactions”

“The Transaction Agreements”

“Important Information Regarding the Filing Parties and Their Controlling Affiliates—Past Transactions in Cnova Ordinary Shares”

“Important Information Regarding the Filing Parties and Their Controlling Affiliates—Significant Past Transactions and Contracts”

(b)-(c) Significant corporate events; Negotiations or contacts. The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Summary Term Sheet”

“Special Factors—Background of the Transactions”

“Special Factors—Recommendation of the Cnova Transaction Committee; Fairness of the Transactions”

“The Transactions—Overview of the Transactions”

“The Transaction Agreements”

“Important Information Regarding the Filing Parties and Their Controlling Affiliates—Past Transactions in Cnova Ordinary Shares”

“Important Information Regarding the Filing Parties and Their Controlling Affiliates—Significant Past Transactions and Contracts”

(e) Agreements involving the subject company’s securities. The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Summary Term Agreement”

“Special Factors—Background of the Transactions”

“The Transactions—Overview of the Transactions”

“The Transaction Agreements”

“Important Information Regarding the Filing Parties and Their Controlling Affiliates—Past Transactions in Cnova Ordinary Shares”

“Important Information Regarding the Filing Parties and Their Controlling Affiliates—Significant Past Transactions and Contracts”

Item 6. Purposes of the Transaction, and Plans or Proposals

Regulation M-A Item 1006

(b) Use of securities acquired. The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Summary Term Sheet”

“The Transactions—Overview of the Transactions”

“Special Factors—Plans for Cnova Following the Transactions”

“Special Factors—Certain Effects of the Transactions”

“Important Information Regarding Cnova—Market Price of the Ordinary Shares Stock and Dividends”

(c)(1)-(8) Plans. The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Summary Term Sheet”

“Special Factors—Background of the Transactions”

“Special Factors—Plans for Cnova Following the Transactions”

“Special Factors—Purposes and Reasons for the Transactions”

“Special Factors—Certain Effects of the Transactions”

“Financing of the Transactions”

“The Transactions—Overview of the Transactions”

“The Transaction Agreements—The Reorganization Agreement”

“The Transaction Agreements—The Casino-Cnova Undertakings Letter”

“Important Information Regarding Cnova—Market Price of the Ordinary Shares Stock and Dividends”

Exhibit (d)(1) Reorganization Agreement by and among Via Varejo S.A., Cnova Comércio Electrônico S.A. and Cnova N.V., dated August 8, 2016

Exhibit (d)(2)—Undertakings Letter from Casino, Guichard-Perrachon to the Transaction Committee of Cnova N.V., dated August 8, 2016

Item 7. Purposes, Alternatives, Reasons and Effects

Regulation M-A Item 1013

(a) Purposes. The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Summary Term Sheet”

“Special Factors—Background of the Transactions”

“Special Factors—Positions of the Filing Parties as to the Fairness of the Transactions”

“Special Factors—Purposes and Reasons for the Transaction”

“Special Factors—Plans for Cnova Following the Transactions”

“Special Factors—Certain Effects of the Transactions”

(b) Alternatives. The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Special Factors—Background of the Transactions”

“Special Factors—Positions of the Filing Parties as to the Fairness of the Transactions”

“Special Factors—Purposes and Reasons for the Transactions”

(c) Reasons. The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Special Factors—Background of the Transactions”

“Special Factors—Positions of the Filing Parties as to the Fairness of the Transactions”

“Special Factors—Purposes and Reasons for the Transactions”

“Special Factors—Certain Effects of the Transactions”

(d) Effects. The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Summary Term Sheet”

“Special Factors—Background of the Transactions”

“Special Factors—Positions of the Filing Parties as to the Fairness of the Transactions”

“Special Factors—Purposes and Reasons for the Transactions”

“Special Factors—Certain Effects of the Transactions”

“Special Factors—Plans for Cnova Following the Transactions”

“The Transactions—Overview of the Transactions”

“The Transactions—Appraisal Rights”

“The Transactions—Material U.S. Federal Income Tax Consequences of the Transactions”

“The Transactions—Anticipated Accounting Treatment of the Transactions”

“The Transactions—Persons/Assets, Retained, Employed, Compensated or Used”

“The Transactions—Fees and Expenses”

Item 8. Fairness of the Transaction

Regulation M-A Item 1014

(a)-(b) Fairness; Factors considered in determining fairness. The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Summary Term Sheet”

“Special Factors—Background of the Transactions”

“Special Factors—Positions of the Filing Parties as to the Fairness of the Transactions”

“Special Factors—Cnova Financial Advisor Materials—Opinion of Eight Advisory as to the Fairness of the Reorganization”

“Special Factors—Purposes and Reasons for the Transactions”

Exhibit (c)(1)—Opinion of Eight Advisory France S.A.S.

(c) Approval of security holders. The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Summary Term Sheet”

“The Transaction Agreements—The Reorganization Agreement—Conditions Precedent to the Reorganization”

“The Transactions—Provisions for Unaffiliated Cnova Shareholders”

“Special Factors—Positions of the Filing Parties as the to the Fairness of the Transactions—Recommendation of the Cnova Transaction Committee; Fairness of the Transactions”

Exhibit (a)(1)—Cnova N.V. Shareholders’ Circular—“EGM Proposals”

(d) Unaffiliated representative. The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Special Factors—Background of the Transactions”

“Special Factors—Positions of the Filing Parties as to the Fairness of the Transactions”

“The Transactions—Provisions for Unaffiliated Cnova Shareholders”

(e) Approval of directors. The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Summary Term Sheet”

“Special Factors—Background of the Transactions”

“Special Factors—Positions of the Filing Parties as to the Fairness of the Transactions—Recommendation of the Cnova Transaction Committee; Fairness of the Transactions”

(f) Other offers. Not applicable.

Item 9. Reports, Opinions, Appraisals and Certain Negotiations

Regulation M-A Item 1015

(a)-(c) Report, opinion or appraisal; Preparer and summary of the report, opinion or appraisal; Availability of documents. The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Summary Term Sheet”

“Special Factors—Background of the Transactions”

“Special Factors—Cnova Financial Advisor Materials”

“Special Factors—Casino Financial Advisor Materials”

“Special Factors—Via Varejo Financial Advisor Materials”

“Special Factors—Certain Cnova Unaudited Financial Projections”

“Special Factors—Positions of the Filing Parties as to the Fairness of the Transactions”

“Where You Can Find More Information”

Exhibit (c)(1)—Opinion of Eight Advisory France S.A.S., dated August 8, 2016

Exhibit (c)(2)—Valuation Report of BNP Paribas Corporate Finance, dated August 8, 2016

Exhibit (c)(3)—Valuation Report of Credit Agricole Corporate & Investment Bank and Rothschild & Cie, dated May 9, 2016

Exhibit (c)(4)—Report of Messier Maris & Associés, dated May 10, 2016

Exhibit (c)(5)—Valuation Report of Banco Santander (Brasil) S.A., dated August 5, 2016

Exhibit (c)(6)—Valuation Analysis of Eight Advisory France S.A.S., dated May 11, 2016

Exhibit (c)(7)—Valuation Analysis Update of Eight Advisory France S.A.S., dated July 30, 2016

Exhibit (c)(8)—Draft Valuation Report of BNP Paribas Corporate Finance, dated March 23 2016

Exhibit (c)(9)—Draft Valuation Report of BNP Paribas Corporate Finance, dated April 13, 2016

Exhibit (c)(10)—Draft Valuation Report of BNP Paribas Corporate Finance, dated May 10, 2016

Exhibit (c)(11)—MOU Indicative Terms Analysis and Synergies Analysis of BNP Paribas Corporate Finance, dated May 10, 2016

Exhibit(c)(12)—Draft Valuation Report of BNP Paribas Corporate Finance, dated July 29, 2016

The reports, opinions or appraisals referenced in this Item 9 will be made available for inspection and copying at the principal executive offices of Cnova during its regular business hours by any interested shareholder of Cnova or representative who has been so designated in writing.

Item 10. Source and Amounts of Funds or Other Consideration

Regulation M-A Item 1007

(a)-(b), (d) Source of funds; Conditions; Borrowed funds. The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Summary Term Sheet”

“Financing of the Transactions”

(c) Expenses. The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“The Transactions—Fees and Expenses”

Item 11. Interest in Securities of the Subject Company

Regulation M-A Item 1008

(a) Securities ownership. The information set forth in the Supplemental Information Statement under the following caption is incorporated herein by reference:

“Important Information Regarding Cnova—Security Ownership of Certain Beneficial Owners”

(b) Securities transactions. The information set forth in the Supplemental Information Statement under the following caption is incorporated herein by reference:

“Important Information Regarding the Filing Parties and Their Controlling Affiliates—Past Transactions in Cnova’s Ordinary Shares—Transactions in Ordinary Shares during the Past 60 Days”

Item 12. The Solicitation or Recommendation

Regulation M-A Item 1012

(d) Intent to tender or vote in a going-private transaction. The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Summary Term Sheet”

“Special Factors—Positions of the Filing Parties as to the Fairness of the Transactions”

“The Transactions—Intent to Vote in Favor of the Reorganization”

“The Transaction Agreements—The Casino-Cnova Undertakings Letter”

“The Transactions Agreements—The Casino and CBD Letters”

Exhibit (d)(2)—Undertakings Letter from Casino, Guichard-Perrachon to the Transaction Committee of Cnova N.V., dated August 8, 2016

Exhibit (d)(3)—Commitment Letter from Casino, Guichard-Perrachon to Companhia Brasileira de Distribuição, dated August 8, 2016

Exhibit (d)(4)—Support Letter from Companhia Brasileira de Distribuição to Casino, Guichard-Perrachon, dated August 8, 2016

(e) Recommendation of others. The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Summary Term Sheet”

“Special Factors—Background of the Transactions”

“Special Factors—Positions of the Filing Parties as to the Fairness of the Transactions”

“Special Factors— Purposes and Reasons for the Transactions”

“The Transaction Agreements—The Casino-Cnova Undertakings Letter”

Exhibit (d)(2)—Undertakings Letter from Casino, Guichard-Perrachon to the Transaction Committee of Cnova N.V., dated August 8, 2016

Item 13. Financial Information

Regulation M-A Item 1010

(a) Financial statements. The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Where You Can Find Additional Information”

“Selected Historical Financial Data”

“Important Information Regarding Cnova—Ratio of Earnings to Fixed Charges”

“Important Information Regarding Cnova—Book Value per Share”

“Where You Can Find More Information”

(b) Pro forma information. The information set forth in the Supplemental Information Statement under the following caption is incorporated herein by reference:

“Unaudited Pro Forma Condensed Consolidated Financial Information”

“Important Information Regarding Cnova—Book Value per Share”

“Special Factors—Certain Effects of the Transactions”

Item 14. Persons/Assets, Retained, Employed, Compensated or Used

Regulation M-A Item 1009

(a)-(b) Solicitations or recommendations; Employees and corporate assets. The information set forth in the Supplemental Information Statement under the following captions is incorporated herein by reference:

“Summary Term Sheet”

“Special Factors—Background of the Transactions”

“Special Factors—Positions of the Filing Parties as to the Fairness of the Transactions”

“The Transactions—Persons/Assets, Retained, Employed, Compensated or Used”

“The Transactions—Fees and Expenses”

Item 15. Additional Information

Regulation M-A Item 1011

(b) Other Material Information.

None.

Item 16. Exhibits

Regulation M-A Item 1016

(a)(1) Cnova N.V. Shareholders’ Circular, dated September 15, 2016*

(a)(2) Preliminary Supplemental Information Statement Relating to the Reorganization of the Brazilian Activities of Cnova N.V. within Via Varejo S.A.*

(a)(3) Press release of Cnova N.V., dated September 15, 2015, titled “CNOVA N.V. Publishes Notice of Extraordinary General Meeting of Shareholders” (incorporated herein by reference to Exhibit 99.1 to the Report on Form 6-K of Cnova N.V., filed with the SEC on September 15, 2016)

(a)(4) Notice of Extraordinary General Meeting of Shareholders of Cnova N.V. (incorporated herein by reference to Exhibit 99.2 to the Report on Form 6-K of Cnova N.V., filed with the SEC on September 15, 2016)

(a)(5) Form of Proxy Card for Holders of Cnova N.V. Ordinary Shares (incorporated herein by reference to Exhibit 99.4 to the Report on Form 6-K of Cnova N.V., filed with the SEC on September 15, 2016)

(a)(6) Form of Voting Proxy for Cnova N.V. Special Voting Shares (incorporated herein by reference to Exhibit 99.5 to the Report on Form 6-K of Cnova N.V., filed with the SEC on September 15, 2016)

(a)(7) Form of Voting Proxy for Certain Registered Shareholders of Cnova N.V. (incorporated herein by reference to Exhibit 99.6 to the Report on Form 6-K of Cnova N.V., filed with the SEC on September 15, 2016)

(b) None.

(c)(1) Opinion of Eight Advisory France S.A.S., dated August 8, 2016*

(c)(2) Valuation Report of BNP Paribas Corporate Finance, dated August 8, 2016*

(c)(3) Valuation Report of Credit Agricole Corporate & Investment Bank and Rothschild & Cie, dated May 9, 2016*

(c)(4) Report of Messier Maris & Associés, dated May 10, 2016*

(c)(5) Valuation Report of Banco Santander (Brasil) S.A., dated August 5, 2015*

(c)(6) Valuation Analysis of Eight Advisory France S.A.S., dated May 11, 2016*

(c)(7) Valuation Analysis Update of Eight Advisory France S.A.S., dated July 30, 2016*

(c)(8) Draft Valuation Report of BNP Paribas Corporate Finance, dated March 23 2016

(c)(9) Draft Valuation Report of BNP Paribas Corporate Finance, dated April 13, 2016

(c)(10) Draft Valuation Report of BNP Paribas Corporate Finance, dated May 10, 2016

(c)(11) MOU Indicative Terms Analysis and Synergies Analysis of BNP Paribas Corporate Finance, dated May 10, 2016

(c)(12) Draft Valuation Report of BNP Paribas Corporate Finance, dated July 29, 2016

(d)(1) Reorganization Agreement by and among Via Varejo S.A., Cnova Comércio Electrônico S.A. and Cnova N.V., dated August 8, 2016*

(d)(2) Undertakings Letter from Casino, Guichard-Perrachon to the Transaction Committee of Cnova N.V., dated August 8, 2016 (incorporated herein by reference to Exhibit 99.4 to the Preliminary Communication of Casino, Guichard-Perrachon filed under Cover of Schedule TO-C with the SEC on August 9, 2016)

(d)(3) Commitment Letter from Casino, Guichard-Perrachon to Companhia Brasileira de Distribuição, dated August 8, 2016*

(d)(4) Support Letter from Companhia Brasileira de Distribuição to Casino, Guichard-Perrachon, dated August 8, 2016*

(f) Not Applicable.

(g) None.

*	Previously filed.

[Remainder of this Page Intentionally Left Blank]

SIGNATURE

After due inquiry and to the best of each of the undersigned’s knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated as of September 15, 2016

CNOVA N.V.

By:	/s/ Steven Geers
Name: Steven Geers
Title: General Counsel

[Signature Page to Transaction Statement on Schedule 13E-3]

SIGNATURE

After due inquiry and to the best of each of the undersigned’s knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated as of September 15, 2016

CASINO, GUICHARD-PERRACHON S.A.

By:	/s/ Jean-Charles Naouri
Name: Jean-Charles Naouri
Title: Chairman and Chief Executive Officer

[Signature Page to Transaction Statement on Schedule 13E-3]

SIGNATURE

After due inquiry and to the best of each of the undersigned’s knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated as of September 15, 2016

VIA VAREJO S.A.

By:	/s/ Felipe Negrão
Name: /s/ Felipe Negrão
Title: Chief Financial Officer
VIA VAREJO S.A.

By:	/s/ Peter Estermann
Name: Peter Estermann
Title: Chief Executive Officer

[Signature Page to Transaction Statement on Schedule 13E-3]

SIGNATURE

After due inquiry and to the best of each of the undersigned’s knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated as of September 15, 2016

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

By:	/s/ Ronaldo Iabrudi dos Santos Pereira
Name: Ronaldo Iabrudi dos Santos Pereira
Title: Chief Executive Officer
COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

By:	/s/ Christophe José Hidalgo
Name: /s/ Christophe José Hidalgo
Title: Chief Financial and Investor Relations Officer

[Signature Page to Transaction Statement on Schedule 13E-3]